EXHIBIT (d)(7)

EXPENSE REIMBURSEMENT AGREEMENT

          This Agreement is entered into as of February 1, 2006, by and between TIAA-CREF Institutional Mutual Funds (the “Funds”), a Delaware statutory trust, and Teachers Advisors, Inc. (“Advisors”), a Delaware corporation.

          WHEREAS, the Fund is an open-end diversified management investment company consisting of various investment portfolios, including the Growth Equity Fund;

          WHEREAS, Advisors and the Funds have entered into an Investment Management Agreement, dated June 1, 1999, as amended (the “Investment Management Agreement”) providing for investment management services to be provided by Advisors to the Growth Equity Fund for an investment management fee; and

          WHEREAS, the parties hereto wish to lessen the impact of the ordinary operating expenses of the Growth Equity Fund, other than the investment management fees paid by the Growth Equity Fund pursuant to the Investment Management Agreement and any 12b-1 fees (collectively, the “Other Expenses”).

          NOW, THEREFORE, the parties do hereby agree as follows:

1.	Term of Agreement. This Agreement shall commence as of February 1, 2006 and shall continue until the close of business on April 30, 2007, unless earlier terminated by written agreement of the parties hereto.

2.	Reimbursement of Other Expenses of Growth Equity Fund. Advisors hereby agrees to reimburse Growth Equity Fund for the Other Expenses that exceed, on an annual basis, the percentages of average daily net assets set forth on Exhibit A.

3.	Amount and Frequency of Reimbursements. The amount of reimbursement, if any, shall be determined monthly. The frequency of such reimbursements shall be made from time to time as agreed upon between the Funds and Advisors.

4.	Provision of Financial Statements. For such period as Advisors is obligated to pay any of the Other Expenses of the Growth Equity Fund pursuant to the provisions of this Agreement, Advisors hereby agrees to provide the Board of Trustees of the Funds, if requested by the Board, the unaudited financial statements of Advisors and the annual audited financial statements of Advisors.

5.	Assignment and Modification. This Agreement may be modified or assigned only by a writing signed by all of the parties.

6.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

Teachers Advisors, Inc.

By: ___________________________

TIAA-CREF Institutional Mutual Funds

By: ___________________________

Exhibit A

	Institutional	Retirement	Retail

Growth Equity Fund	0.06%	--	--